SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2010

AURASOUND, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-51543	20-5573204
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

11839 East Smith Avenue
Santa Fe Springs, California 90670
(Address of Principal Executive Offices)

(562) 447-1780
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment to Asset Purchase Agreement

As previously disclosed in AuraSound, Inc.’s (“AuraSound’s”)  Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2010, AuraSound entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) on July 10, 2010 with ASI Holdings Limited, a Hong Kong corporation (“ASI Holdings”), and its wholly-owned subsidiary ASI Audio Technologies, LLC, an Arizona limited liability company (“ASI Arizona”).  Pursuant to the Asset Purchase Agreement,  AuraSound agreed to acquire substantially all of the business assets and certain liabilities of ASI Holdings and ASI Arizona, in consideration of the issuance to the two shareholders of ASI Holdings of an aggregate of 5,988,005 shares (the “ASI Transaction Shares”) of unregistered common stock of AuraSound (“Common Stock”), and the issuance to Sunny World Associates Limited (“Sunny World”), the owner of 90% of the outstanding shares of ASI Holdings and controlled by the founder and Chief Executive Officer of ASI Holdings, Mr. Harald Weisshaupt, a five (5) year warrant to purchase an aggregate of 3,000,000 shares of Common Stock (the “ASI Warrant Shares”) at an exercise price of $1.00 per share (the “ASI Warrant”), as disclosed in more detail under Item 3.02 below.

Pursuant to the Asset Purchase Agreement, Sunny World will receive 90% of the ASI Transaction Shares, and Faithful Aim Limited (“Faithful Aim”), the owner of 10% of the outstanding shares of ASI Holdings, will receive 10% of the ASI Transaction Shares, all subject to and in accordance with the APA Amendment (as defined in the paragraph below).

On July 31, 2010 (the “Closing Date”), AuraSound, ASI Holdings and ASI Arizona entered into Amendment No. 1 to the Asset Purchase Agreement (the “APA Amendment”), pursuant to which the parties agreed that only 500,000 of the ASI Transaction Shares would be released to the shareholders of ASI Holdings on the Closing Date (see Item 3.02 below), and the balance of 5,488,005 shares (the “Contingent Shares”) would be held in escrow by AuraSound’s outside legal counsel until (i) AuraSound or its manufacturer Guoguang Electric Company Limited, a Chinese corporation (“GGEC China”), or an affiliate of GGEC China, including, without limitation, GGEC America, Inc. (“GGEC”), obtains the license rights needed for AuraSound to manufacture and sell ASI Holdings’ products to ASI Holdings’ customers after the Closing Date, and  (ii) all of the members of AuraSound’s Board of Directors who have no beneficial ownership interest in the Contingent Shares approve the release of the Contingent Shares to the shareholders of ASI Holdings, which approval shall not be unreasonably withheld if the condition in the preceding clause (i) is satisfied.  The shareholders of ASI Holdings will have the right to vote their respective Contingent Shares notwithstanding that the Contingent Shares are held in escrow, until or unless the Contingent Shares are cancelled as contemplated in the following sentence.  If the conditions in the preceding clauses (i) and (ii) are not satisfied on or prior to the six month anniversary of the Closing Date, the Contingent Shares shall be deemed automatically cancelled in their entirety and the certificates representing the Contingent Shares shall be returned forthwith to AuraSound’s transfer agent for cancellation.

Ancillary Agreements

On the Closing Date, AuraSound entered into the following agreements which were required as a condition to closing the Asset Purchase Agreement and which are described under Item 1.01 of AuraSound’s Current Report on Form 8-K filed on July 15, 2010:

1.	Lock-Up Agreement among AuraSound, Sunny World and Faithful Aim.
2.	Employment Agreement between AuraSound and Mr. Harald Weisshaupt.
3.	Non-competition Agreement between AuraSound and Mr. Harald Weisshaupt.

Manufacturing Agreement

On July 30, 2010 AuraSound and GGEC China entered into a new Manufacturing Agreement which supersedes and replaces the Manufacturing Agreement between them dated December 12, 2007 (the “Prior Manufacturing Agreement”).  Pursuant to the new Manufacturing Agreement, AuraSound agreed to fully disclose to GGEC China and its personnel AuraSound’s processes, trade secrets, engineering, design, operating information, technical information and other data (defined in the Manufacturing Agreement as “Know-how”) relating to AuraSound’s products and, as necessary to provide instruction to GGEC China’s personnel in the methods and techniques for manufacturing the products.  AuraSound also granted to GGEC China the right to manufacture and package AuraSound’s products and to transfer this right to its affiliates.  GGEC China agreed that any new inventions or related products or processes which it may develop as a result of disclosure of the Know-how shall be the property of AuraSound.  GGEC China also agreed that it will not, without the written consent of AuraSound, sell or distribute the products or manufacture or sell competing products to any current customers of AuraSound.

For the manufacturing services performed pursuant to the Manufacturing Agreement, AuraSound will pay to GGEC China the cost of all materials required to build the products, labor charges, finance charges, selling, general and administrative expenses, spoilage charges and an amount of profit.  AuraSound will also be required to pay the costs of shipping the products and tooling charges for the improvement of products or for the development of new products.

GGEC China will provide an office to host AuraSound’s engineering and support team.  GGEC China has also agreed to provide the use of its audio testing facilities at no charge to AuraSound.  GGEC China and AuraSound have also agreed to develop new products that will be manufactured by GGEC China and sold by AuraSound.

All of AuraSound’s intellectual property, as well as its Know-how and any patents, design rights, copyrights and other intellectual property rights that relate to special tooling, will belong to AuraSound.  All products made pursuant to the Manufacturing Agreement will belong to AuraSound.  GGEC China agrees that it will supply the products only to AuraSound or to customers specified by AuraSound and agrees that it will not manufacture for AuraSound’s competitors products that compete with the products that it manufactures for AuraSound.  So long as GGEC China gives AuraSound prompt notice of any claim made or action threatened or brought against GGEC China, AuraSound agrees to indemnify GGEC China against any claim of infringement of letters patent, registered design, trade mark or copyright by the use or sale of the products manufactured by GGEC China for AuraSound.

Item 1.02	Termination of a Material Definitive Agreement.

The Prior Manufacturing Agreement, which is attached as an exhibit to AuraSound’s Current Report on Form 8-K filed on December 18, 2007, was terminated on July 30, 2010 and was superseded by the new Manufacturing Agreement on the same date.  A description of the terms of the Prior Manufacturing Agreement is included in the Current Report on Form 8-K filed on December 18, 2007.  There were no early termination penalties incurred by AuraSound as a result of the termination of the Prior Manufacturing Agreement.  The material terms of the new Manufacturing Agreement are described under Item 1.01 above.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 31, 2010, AuraSound completed the acquisition of assets from ASI Holdings and ASI Arizona pursuant to the Asset Purchase Agreement and the APA Amendment.  The acquired assets consist of all assets used by ASI Holdings and ASI Arizona in connection with its business of design and distribution of sound speaker systems (the “Business”), including, without limitation, the following assets:  all inventory, personal property, contractual rights, intellectual property, permits, other assets relating to existing customer relationships and written materials, data and records relating to the Business, other intangible rights relating to the Business, insurance benefits, deposits, claims, leasehold interests and accounts receivable.

Pursuant to the Asset Purchase Agreement, AuraSound also assumed approximately $10,154,745 in liabilities of ASI Holdings and ASI Arizona (the “Assumed Liabilities”), primarily consisting of trade payables.

In consideration for the acquisition of the assets described above, on the Closing Date, AuraSound issued the ASI Transaction Shares, subject to the APA Amendment, and the ASI Warrant, each of which is described in more detail under Item 1.01 and Item 3.02, respectively, of this Current Report.  No material relationship exists between AuraSound, or any of its affiliates, officers and directors, and ASI Holdings or ASI Arizona other than the following:  (i) GGEC China, the parent company of GGEC, which owned approximately 56% of AuraSound’s issued and outstanding Common Stock immediately prior to the Closing Date, has been a source manufacturer of ASI Holdings’ products and, as of the Closing Date, ASI Holdings owes GGEC China and its affiliates an aggregate of $6,826,684, which is included in the Assumed Liabilities, (ii) Mr. Robert Tetzlaff, a member of the board of directors of AuraSound, is the Chief Executive Officer of GGEC, and (iii) Mr. Kobe Zhang, a member of the board of directors of AuraSound prior to the Closing Date, is the Secretary and a director of GGEC.

In order to determine the amount of consideration to be paid by AuraSound for the assets of ASI Holdings and ASI Arizona, the parties, together with GGEC, determined the amount of shares and warrants that AuraSound would need to issue to ASI Holdings or its shareholders in order for ASI Holdings or its shareholders to receive shares of Common Stock totaling approximately 35% of the issued and outstanding Common Stock as of the Closing Date, or approximately 26% of the outstanding Common Stock on a fully diluted basis as of the Closing Date.  The parties determined these percentages to be fair and reasonable in light of the business assets acquired and the liabilities assumed.  AuraSound believes that the acquisition has provided it with a significantly expanded sound speaker product portfolio and significant new customer relationships, including with Vizio, Inc.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2010, AuraSound assumed approximately $10,154,745 in liabilities of ASI Holdings and ASI Arizona, primarily consisting of trade payables.  Please see Item 2.01 above for a description of the transaction.

Item 3.02	Unregistered Sales of Equity Securities.

As disclosed under Items 1.01 and 2.01 above, on the Closing Date, AuraSound issued a total of 5,988,005 shares of Common Stock, subject to and in accordance with the APA Amendment, and issued to Sunny World a five (5) year warrant to purchase an aggregate of 3,000,000 shares of Common Stock at an exercise price of $1.00 per share.

The ASI Warrant is exercisable for cash only and shall not become exercisable until AuraSound has duly increased its authorized Common Stock, following the Closing Date, to a number sufficient to enable the full exercise of all outstanding warrants and options of AuraSound.  The ASI Warrant is also subject to the following vesting conditions:

(i)           500,000 Warrant Shares will vest upon the one (1) year anniversary of the Closing Date, provided that during the period commencing January 1, 2011 and ending December 31, 2011 the total revenue minus all expenses, less taxes, dividends and appreciation (the “Net Profit”) of AuraSound and its consolidated subsidiaries, measured in accordance with U.S. GAAP, equals or exceeds US$3.3 million;

(ii)           500,000 Warrant Shares will vest upon the two (2) year anniversary of the Closing Date, provided that during the period commencing January 1, 2012 and ending December 31, 2012 the total Net Profit of the Company and its consolidated subsidiaries, measured in accordance with U.S. GAAP, equals or exceeds US$4.3 million;

(iii)           2,000,000 Warrant Shares will vest upon the three (3) year anniversary of the Closing Date, provided that during the period commencing January 1, 2013 and ending December 31, 2013 the total Net Profit of the Company and its consolidated subsidiaries, measured in accordance with U.S. GAAP, equals or exceeds US$5.4 million; and

(iv)           All remaining Warrant Shares will vest upon the three (3) year anniversary of the Closing Date, provided that during the period commencing January 1, 2011 and ending December 31, 2013, the total Net Profit of the Company and its consolidated subsidiaries, measured in accordance with U.S. GAAP, equals or exceeds US$13.0 million, notwithstanding the failure to achieve one or more milestones set forth in (i)-(iii) above.

The issuance of the ASI Transaction Shares and the ASI Warrant was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering.  No commissions were paid by AuraSound in connection with the transaction.

Item 5.01	Changes in Control of Registrant.

As a result of the issuance of the ASI Transaction Shares, GGEC’s percentage ownership of the issued and outstanding Common Stock has been diluted from approximately 56% to approximately 36%, and the ASI Transaction Shares held by the shareholders of ASI Holdings, as of the Closing Date, constitute approximately 36% of the issued and outstanding Common Stock.

Pursuant to a Shareholders’ Agreement dated as of July 31, 2010 between GGEC and Sunny World, so long as Mr. Harald Weisshaupt is employed by AuraSound, GGEC has agreed to vote all Common Stock over which it has voting control so that (i) the authorized number of directors on the board of directors of AuraSound shall be seven (7) members; (ii) Harald Weisshaupt shall be elected as a member of the board of directors of AuraSound; and (iii) two individuals designated by Harald Weisshaupt from time to time shall be elected as members of the board of directors of AuraSound.  The two individuals to be designated by Mr. Weisshaupt have not yet been appointed to the board of directors.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On the Closing Date, (i) Mr. Arthur Liu resigned as the Chief Executive Officer and Chief Financial Officer of AuraSound, (ii) Mr. Harald Weisshaupt, age 44,  was appointed as the Chief Executive Officer of AuraSound, as required by the Asset Purchase Agreement, and as the Chief Financial Officer of AuraSound, (iii) Mr. Kobe Zhang and Ms. Judie Rothenberger resigned from AuraSound’s board of directors, and (iv) Mr. Tan Tung (a/k/a Danny) Tsui, Mr. Harald Weisshaupt and Ms. Vidian (a/k/a Vivian) Tran were appointed as directors of AuraSound, and Mr. Tsui was appointed as Chairman of the board of directors, all as previously disclosed in the Information Statement on Schedule 14f-1 filed by AuraSound on July 20, 2010.  None of Mr. Tsui, Mr. Weisshaupt or Ms. Tran has been named to any committee of the board of directors.  Ms. Tran and Messrs. Tsui and Weisshaupt were appointed to the Board of Directors in accordance with the terms of the Asset Purchase Agreement.

None of Mr. Tsui, Mr. Weisshaupt or Ms. Tran has been a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

AuraSound entered into an employment agreement with Harald Weisshaupt, pursuant to which Mr. Weisshaupt will serve as AuraSound’s Chief Executive Officer.  The employment agreement provides for a base salary of $120,000 per year and will renew for successive one year terms until terminated by either party.  Aside from the base salary, Mr. Weisshaupt will be entitled to participate in benefit plans (such as medical and dental plans) or receive other benefits (such as life or disability insurance) provided to other executive officers of AuraSound.  AuraSound will also reimburse Mr. Weisshaupt for the cost of his housing in Hong Kong, which is currently $2,500 per month.  AuraSound may terminate the employment agreement for “cause” or without cause, upon written notice to Mr. Weisshaupt.  Mr. Weisshaupt may terminate the employment agreement by resigning for “good reason” or by providing sixty (60) days notice of his intent to resign.  If the employment agreement is terminated by AuraSound without cause or by Mr. Weisshaupt for good reason, AuraSound will continue to pay or provide to Mr. Weisshaupt, for a period of twelve (12) months, his then current base salary and the premiums necessary to keep Mr. Weisshaupt, his spouse and his dependents on AuraSound’s group medical coverage.

There is no family relationship between Mr. Weisshaupt and any officer, director or officer or director nominee of AuraSound.

Mr. Weisshaupt founded ASI Holdings in May 2007 and his principal occupation and employment during the past five years has been serving as the Chief Executive Officer and a director of ASI Holdings.  From January 2005 to May 2007, Mr. Weisshaupt’s principal occupation was as the Vice President of Procurement of eMachines/Gateway, a business engaged in the marketing of computer hardware.  Mr. Weisshaupt is not a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statement of Businesses Acquired

The financial statements required by this item are not included in this Current Report and will be filed not later than 71 calendar days after August 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 5, 2010

AuraSound, Inc.

By:	/s/ Harald Armin Weisshaupt
Harald Armin Weisshaupt
Its: Chief Executive Officer